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                                                                 EXHIBIT 10.25


                              FIRST AMENNDMENT TO
                       OEM STRATEGIC ALLIANCE AGREEMENT

     THIS FIRST AMENDMENT TO OEM STRATEGIC ALLIANCE AGREEMENT (this "Amendment") is entered into this 13th day of August 1997 by and between FCI ENVIRONMENTAL, INC., a Nevada corporation ("FCI") and WHESSOE VAREC, INC., a Delaware corporation ("Whessoe"). All capitalized terms not defined herein shall have the meanings assigned to them in the OEM Strategic Alliance Agreement dated 11 July 1996 (the "Agreement").

     WHEREAS, the parties hereto are parties to the Agreement; and

     WHEREAS, on March 8, 1997, FCI delivered to Whessoe a termination notice under the Agreement, which notice did not become effective because the parties resolved any differences shortly thereafter (prior to notice becoming effective) and reached an agreement on the material terms of this First Amendment to the Agreement;

     WHEREAS, the parties have carefully reviewed their activities and discussions pursuant to the Agreement since March of this year;

     WHEREAS, FCI has manufactured Products with an aggregate purchase price of Six Hundred Seventy-Five Thousand United States Dollars ($675,000.00) that Whessoe wishes to purchase pursuant to the Agreement.

     WHEREAS, the parties desire to amend the Agreement so as to enable Whessoe, in the event that FCI is unable to continue supplying the Products to Whessoe, either to manufacture the Products itself or to have the Products manufactured by a third-party; and

     WHEREAS, the parties desire to amend certain other terms of the Agreement.

     Now, THEREFORE, in consideration of the premises of the mutual covenants and agreements set forth in this Amendment, the parties agree as follows:

1.   A.   Whessoe agrees to pay FCI Three Hundred Thirty-Seven Thousand Five
     Hundred United States Dollars ($337,500.00) immediately upon execution of this Amendment, and FCI agrees to ship to Whessoe Products with an aggregate purchase price of that amount (final schedule containing the type and quantity of Products to be shipped hereunder will be determined by Whessoe, with pricing to be based on the first quotation number 6199601 contained in Exhibit B to the Agreement) as soon as practicable thereafter.

     B. On or before September 30, 1997, FCI agrees to ship to Whessoe additional Products with an aggregate price of Three Hundred Thirty-

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     Seven Thousand Five Hundred United States Dollars ($337,500.00)  (final schedule containing the type and quantity of Products to be shipped hereunder will be determined by Whessoe, with pricing to be based on the first quotation number 6199601 contained in Exhibit B to the Agreement), and Whessoe agrees to pay FCI that amount immediately against presentation of documents evidencing such shipment.

     C. The parties acknowledge that, upon Whessoe's payment of the sums required by paragraphs A and B. Whessoe shall have satisfied in full its obligations pursuant to the Purchase Orders for the initial and second releases described in Section 8 of the Agreement to pay FCI an aggregate amount of One Million United States Dollars ($1,000,000.00).

     D. Shipment of Products pursuant to paragraphs A and B shall be final and irrevocable, subject to Whessoe's rights under the warranty terms of the Agreement.

2. Section 7 of the Agreement is deleted and a new Section 7 is inserted and shall read as follows:

     7.   EXCLUSIVITY AND MARKETS

          A. The Seller hereby grants the Buyer exclusive sales and marketing rights for Products: (1) to any facilities with above ground storage tanks (AST) including but not limited to the oil, gas, storage, transportation, refinery, chemical, petrochemical, power generation, water, waste water treatment, and pharmaceutical industries worldwide; and (2) to United States Department of Defense facilities, wherever located. The parties also acknowledge that there are some underground storage potentials that are addressable by the Buyer which are included within the scope of this Agreement.

          B. The Buyer agrees to exclusively market, promote and sell Products on a world wide basis.

          C. The Seller shall inform the Buyer of any pending new partnerships/alliances that could have an impact on current or potential business for the Buyer. If the parties determine that such a new partnership/alliance would have a material negative impact on the Buyer's potential business, the Seller will not enter into said partnership/alliance.

3. Section 17(A) is deleted and a new Section 17(A) is inserted and shall read as follows:

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     A.   Subsequent to the execution of this Amendment and prior to the shipment of Products required by paragraph 1(B) hereof, Seller shall deliver to a mutually agreed third party sufficient documentation and information (the "Product Information") in the detail necessary to allow a reasonably well-trained person in the instrumentation business to understand and manufacture the Products without FCI's assistance. Whessoe shall be entitled to receive the Product Information from said third party pursuant to the terms of Section 34 of the Agreement, as amended by paragraph 7 of this Amendment. The Product Information shall include, but is not limited to, the following information for each Product:

          i. technical description of Product technology and theory of operation,
          ii.    bill of materials,
          iii.   list of vendors,
          iv.    parts drawings,
          v.     inspection information for procured parts,
          vi.    any test jigs, fixtures, etc. for procured parts,
          vii.   manufacturing process flow designs,
          viii.  manufacturing and assembly procedures,
          ix.    assembly drawings,
          x.     assembly/sub-assembly test procedures,
          xi.    drawings and procedures for fixtures and test equipment,
          xii.   final test procedure and test specifications, and
          xiii.  final test equipment drawings and specifications.

     Seller shall periodically update the Product Information to encompass new Products and changes to existing Products. Buyer agrees not to use any of the Product Information to manufacture the Products except as provided in Section 34. All Product information shall constitute Confidential Information for purposes of Section 19.

4.   The introductory sentence of Section 33 shall be deleted.

5.   A new Section 33(C) is added as follows:

     C. Buyer shall have the right to terminate this Agreement in accordance with the provisions of Section 8(D).


6.   Current Section 34 of the Agreement is renumbered Section 35.

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7.   A new Section 34 is added and shall read as follows:

     34.  RIGHTS UPON TERMINATION

          In the event that this Agreement is terminated pursuant to
          Section 33(C), or pursuant to Section 33(A) and Seller is unwilling or unable to continue to supply Products to Buyer under the terms hereof:

               A. Seller agrees to grant Buyer a limited, non-exclusive license, unlimited in duration, to use any and all intellectual property rights in the Products, and to use the Product Information, to manufacture Products, or to sub-license a third party of Buyer's choosing to manufacture Products, and to market and sell Products anywhere in the world, on such royalty terms as the parties may reasonably agree. In the event that the parties are unable to agree on such royalty terms, the parties agree to submit the amount of such royalty to arbitration before a single arbitrator in an arbitration to be held in the city of Las Vegas pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

               B. Whessoe shall be entitled to receive the Product Information held by a third party pursuant to paragraph 3 of this Amendment.

8. Except as expressly amended hereby, the Agreement remains in full force and effect without modification. References to the Agreement after the date hereof shall be references to the Agreement after giving effect to the Amendment.


9. This amendment may be executed in any number of counterparts which, taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto execute this Amendment as of the date first above written.

                              FCI ENVIRONMENTAL, INC.

                              BY:  /s/ GEOFFREY F. HEWITT
                                 -----------------------------
                              Name:  Geoffrey F. Hewitt
                                   ---------------------------
                              Title:  Chief Executive Officer
                                    --------------------------


                              WHESSOE VAREC, INC.

                              By:  /s/ WILLIAM H. SWEENEY
                                 -----------------------------
                              Name:  William H. Sweeney
                                   ---------------------------
                              Title:  Vice President, Finance
                                    --------------------------


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